            DEAN WITTER CALIFORNIA TAX-FREE DAILY INCOME TRUST

            Exhibit 16: Schedule for computation of each performance quotation provided in the Statement of Additional Information.


      (16)  The Trust's current yield for the seven days ending December 31,
            1996

            (A-B) x 365/N

            (1.000554 -1) x 365/7   =        2.89%

            The Trust's effective annualized yield for the seven days ending December 31, 1996

                 365/N

            A            - 1

                 365/7

            1.000554          - 1            2.93%

            A = Value of a share of the Trust at end of period + 7 day's of daily rates.
            B = Value of a share of the Trust at beginning of period.
            N = Number of days in the period.

CALCULATION                         Tax equivalent Yield  = 5.38% Based on a tax
                                                          = bracket of 46.24%
(1.000554 -1)  x  365/7
      =           2.89%

((1.000554)  ^ 52.14285714-1)
      =           2.93%

TAX  BRACKET :  46.24%

FORMULA (CURRENT 7 DAY YIELD / 1-.4624)
CURRENT 7 DAY  YIELD : 2.89
2.89/.5376
      =           5.38%

               SCHEDULE FOR COMPUTATIONS OF PERFORMANCE QUOTATIONS DEAN WITTER CALIFORNIA TAX FREE DAILY INCOME TRUST

(A)       GROWTH OF $10,000
(B)       GROWTH OF $50,000
(C)       GROWTH OF $100,000

FORMULA:  G= (TR+1)*P
          G= GROWTH OF INITIAL INVESTMENT
          P= INITIAL INVESTMENT
          TR= TOTAL RETURN SINCE INCEPTION

INVESTED - P           TOTAL
$10,000, $50,000 &     RETURN - TR      (A)   GROWTH OF            (B)   GROWTH OF          (C)   GROWTH OF
$100,000               31-Dec-96        $10,000 INVESTMENT- G      $50,000 INVESTMENT- G    $100,000 INVESTMENT- G
--------               ---------        ---------------------      ---------------------    ----------------------
   31-Jul-88             32.93                 $13,293                   $66,465                  $132,930